August 11, 1994

Ms. Carolyn Parks
NBD Bank, N.A.
611 Woodward Avenue
Detroit, Michigan 48226

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND NBD BANK, N.A.

Dear Carolyn:

We are writing to you in connection with the Credit Agreement between the Interpublic Group of Companies, Inc. and NBD Bank, N.A. dated September 30, 1992 and effective as of December 23, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER

ACCEPTED & AGREED
NBD BANK, N.A.


By: Carolyn J. Parks
Date: 9/12/94


cc:   Mr. Kenneth E. Dutcher
      Ms. Barbara G. Gmora
      Ms. Marti M. Spears






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